EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statement Nos. 333-221590 and 333-258587 on Form S-3 and Registration Statement Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259, 333-214497, and 333-237178 on Form S-8 of our report dated February 27, 2026, relating to the financial statements of Golden Entertainment, Inc. and the effectiveness of Golden Entertainment, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 27, 2026